EXHIBIT 10.78

TERMINATION AGREEMENT

OF

EQUITY PURCHASE AGREEMENT

This TERMINATION AGREEMENT OF EQUITY PURCHASE AGREEMENT (the "Agreement") dated as of this 24th day of May, 2016, is among ELITE DATA SERVICES INC., a Florida corporation (the "Company") and TARPON BAY PARTNERS LLC, a Florida limited liability company (the "Tarpon"), pursuant to that certain Equity Purchase Agreement (the "Original Purchase Agreement") dated as of July 14, 2015. The parties agree as follows:

1. Reference to Agreements; Definitions. Reference is made to the agreements, exhibits, and instruments listed on Exhibit A hereto (collectively, the "Terminated Documents"). Terms defined in the Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. No Exercise; No Obligations. The parties hereto confirm that the Company did not exercise on its rights to issue and sell to Tarpon any of the Five Million Dollars ($5,000,000) of the Company's common stock set forth in the Original Purchase Agreement due to unfavorable market conditions, and, as such, on May 17, 2016, filed a withdrawal letter (the "Withdrawal Letter") of the Registration Statement on Form S-1 originally filed with the Securities Exchange Commission (SEC) on September 28, 2015 (the "Registration Statement").

As a result of aforementioned, Company and Tarpon further confirm that there are no outstanding obligations owing by the Company to Tarpon as of the date hereof, except for obligation of the Promissory Note (the "Original Note") in the amount of USD $50,000.00 issued by the Company to Tarpon on July 14, 2015, pursuant to the terms of the Purchase Agreement.

3. Termination of Agreements. The Terminated Documents, excluding the Original Note, are hereby terminated and shall be of no further force or effect, except to the extent that any provisions contained in the Terminated Documents are stated to survive the termination thereof.

4. Conditions of Termination. In consideration for the termination of the Terminated Documents, as set forth hereinabove, the Company and Tarpon mutually agree as follows:

(a) Amended and Restated Note. The Company shall amend and restate the terms of the Original Note, in the form of the issuance of an amended and restated convertible redeemable note (the "Amended Tarpon Note"), attached hereto as Exhibit B, in the principal amount of $50,000.00, at ten percent (10%) interest per annum commencing on July 14, 2015 (the "Effective Date"), due and payable to Tarpon by Company in four (4) separate equal quarterly payments of Twelve Thousand Five Hundred Dollars (USD $12,500), plus accrued interest to date, due on the first day of each quarter beginning on July 1, 2016, convertible into shares of the Company's common stock at a conversion price equal to fifty-eight percent (58%) of the lowest trading price for the ten (10) prior trading days, subject to aggregate conversion limitations of 9.99% and other terms and conditions set forth therein, and

1

(b) New Equity Purchase Agreement. The parties agree to the execution of a new Equity Purchase Agreement (the "New Purchase Agreement"), pursuant to which the Company shall have the right to issue and sell to Tarpon a total of Fifteen Million Dollars ($15,000,000) of the Company's common stock, under the same terms as the Original Purchase Agreement, except for no additional compensation in lieu of the Amended Tarpon Note, to be executed on such mutually agreed upon date in the future after the Company is current on all SEC filings and is relisted on the Over-the-Counter (OTC) OTCBB and OTCQB markets.

Notwithstanding the foregoing, in the event the Company becomes fully compliant with the SEC and FINRA and is subsequently relisted on the OTCBB and/or OTCQB markets, and Tarpon does not execute the New Purchase Agreement with Company, on or before July 15, 2016, then Company shall have the right to cancel any and all remaining quarterly payments not yet due under the Amended Tarpon Note. However, if the Company does not execute a New Purchase Agreement with Tarpon, on or before July 15, 2016, then the Amended Tarpon Note shall remain in full effect as an obligation of the Company.

(c) Further Assurance. The parties to this Agreement shall, upon the request and at the expense of the Company, take any actions and execute any documents reasonably necessary to effectuate this Agreement.

(d) Miscellaneous Provisions. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of Florida and shall bind and inure to the benefit of the parties hereto and their representatives, successors and assigns.

[Remainder of this page has been intentionally left blank]

2

Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date hereof.

ELITE DATA SERVICES INC., A Florida corporation

By:	/s/ Charles Rimlinger
Charles Rimlinger
Chief Executive Officer

And,

TARPON BAY PARTNERS LLC, A Florida limited liability company

By:	/s/ Stephen Hicks
Stephen Hicks
Manager

3

EXHIBIT A

TERMINATED DOCUMENTS

The following represents the Terminated Documents as described in this Agreement, and as set forth in the current report Form 8K dated July 20, 2015, filed with the Securities and Exchange Commission, incorporated by reference herein.

1.	Equity Purchase Agreement (Exhibit 10.52)

2.	Put Notice – Exhibit A to Equity Purchase Agreement

3.	Closing Certificate – Exhibit A to Equity Purchase Agreement

4.	Registration Rights Agreement (Exhibit 10.53)

The Promissory Note (Exhibit 10.54) is excluded from this list of Terminated Documents, as such is being amended and restated, pursuant to the terms of this Agreement.

4

EXHIBIT B

AMENDED AND RESTATED CONVERTIBLE REDEEMABLE NOTE

(Tarpon Bay Partners LLC)

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT").

US $50,000.00

ELITE DATA SERVICES, INC.

AMENDED AND RESTATED CONVERTIBLE REDEEMABLE NOTE

FOR VALUE RECEIVED, ELITE DATA SERVICES, INC. (the "Company") promises to pay to the order of TARPON BAY PARTNERS LLC and its authorized successors and permitted assigns ("Holder"), the aggregate principal face amount of FIFTY THOUSAND DOLLARS (U.S. $50,000.00), at ten percent (10%) interest per annum commencing on July 14, 2015, the execution date of the original promissory note (the "Effective Date"), due and payable to Holder by Company in four (4) separate equal quarterly payments of Twelve Thousand Five Hundred Dollars (USD $12,500), plus accrued interest to date, due on the first day of each quarter beginning on the date of the first quarter following the date of execution of this Note (each a "Maturity Date"), pursuant to the terms of the Termination Agreement dated even date herewith between Company and Holder, of which this Amended and Restated Convertible Redeemable Note ("Note") is made apart. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal and accrued interest hereunder and shall satisfy and discharge the liability for principal and accrued interest on this Note to the extent of the sum represented by such check or wire transfer.

This Note is subject to the following additional provisions:

1. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

2. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act"), and applicable state securities laws. Holder shall provide the Company with 3-day written notice of the Note's transfer and shall presume that any attempted transfer to a party is deemed qualified by the Holder. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 3(a) hereof, in addition to the requirements set forth in Section 3(b) and 3(c), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

5

3. Note Conversions; Interest Payments; Prepayments, Transfers, Etc.

(a) The Holder of this Note is entitled, at its option, beginning on July 1, 2016, and on the first day of the each calendar quarter thereafter (i.e. October 1, 2016, January 1, 2017, April 1, 2017) , to convert one-forth (1/4th) of the principal face amount of this Note ($12,500), plus all accrued interest on such converted principal, into shares of the Company's common stock (the "Common Stock") at a price ("Conversion Price") per share of Common Stock equal to fifty-eight percent (58%) of the lowest trading price of the Common Stock as reported on the OTCQB marketplace which the Company's shares are traded, or any market upon which the Common Stock may be traded in the future ("Exchange"), during the ten (10)priortrading days including the day upon which a Notice of Conversion is received by the Company and its transfer agent (provided such Notice of Conversion is delivered by electronic method of communication to the Company or its transfer agent after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price).

(b) If the shares have not been delivered within three (3) business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the transfer agent of the Company delivering the shares of Common Stock to the Holder within three (3) business days of receipt by the Company of the Notice of Conversion. Accrued but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company's Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this decrease.

(c) At any time following the date of this Note, subject to the limits of Section 3(a) above, the Holder shall be entitled to convert the outstanding and unpaid principal amount, plus accrued interest on such converted principal, of this Note into fully paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price. The Holder may not convert this Note to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of Note are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of Note that would result in the issuance of in excess of the permitted amount hereunder, without regard to any other shares that the Holder or its affiliates may beneficially own, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company.

(d) The Company shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share except in the event that rounding up would violate the conversion limitation set forth in section 3(c) above.

6

(e) If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Note, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Share Common Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be reduced to the lower of: (i) the Conversion Price; or (ii) a twenty-five percent (25%) discount to the lowest Aggregate Per Common Share Price (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent. No adjustment of the applicable Conversion Price shall be made under this Section 6 upon the issuance of any Convertible Security which is outstanding on the day immediately preceding the Issuance Date. No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(f) The Notes may be prepaid, in whole or in part, with the following penalties: (i) if the note is prepaid within 90 days of the issuance date, then at 120% of the face amount plus any accrued interest; (ii) if the note is prepaid within 91 days after the issuance date but less than 150 days after the issuance date, then at 130% of the face amount plus any accrued interest; (iii) if the note is prepaid within 150 days after the issuance date but less than 180 days after the issuance date, then at 140% of the face amount plus any accrued interest. This Note may not be prepaid after the 180th day without written permission from Holder. Such redemption must be closed and funded within three (3) days of giving notice of redemption of the right to redeem shall be null and void.

(g) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

(h) In case of any Sale Event (not to include a sale of all or substantially all of the Company's assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

7

4. The Holder agrees that so long as this Note from the Holder and the Company remains outstanding, the Holder will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by the Holder, the Holder immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described "Events of Default" shall occur:

(a) The Company shall default in the payment of principal or interest on this Note to the Holder by the Company as of the Maturity Date; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note under which this note was issued shall be false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

(d) The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (3) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

8

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder with the exception of the current litigation that is already disclosed as reported on the Company's public filings; or

(h) The Company shall have its Common Stock delisted from a market (including the OTCQB marketplace) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than ten (10) consecutive days;

(i) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within three (3) business days of its receipt of a Notice of Conversion (provided that a reasonable attorney opinion has been provided by Holder to the Company in which it deems it can reasonably rely); or

(j) The Company shall not be "current" in its filings with the Securities and Exchange Commission, and such shall not be cured within ten (10) business days; or

(k) The Company shall lose the "bid" price for its stock and a market (including the OTCBB marketplace or other exchange)

Then, or at any time thereafter, unless cured within five (5) business days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(i) the penalty shall be $50 per day the shares are not issued beginning on the 5th day after the conversion notice was delivered to the Company. This penalty shall increase to $100 per day beginning on the 10th day. The penalty for a breach of Section 8(k) shall be an increase of the outstanding principal amounts by 20%. In case of a breach of Section 8(h), the outstanding principal due under this Note shall increase by 50%. Further, if a breach of Section 8(m) occurs or is continuing after the 6-month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period (after cure period) as a base price for the conversion. For example, if the lowest closing bid price during the delinquency period is $0.01 per share and the conversion discount is 50% the Holder may elect to convert future conversions at $0.001 per share. If this Note is not paid at maturity, the outstanding principal due under this Note shall increase by ten percent (10%).

9

9. At the Holder's election, if the Company fails for any reason to deliver to the Holder the conversion shares by the by the 3rd business day following the delivery of a Notice of Conversion to the Company and if the Holder incurs a Failure to Deliver Loss, then at any time the Holder may provide the Company written notice and documentary evidence indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Company must make the Holder whole as follows: Failure to Deliver Loss = [(High trade price at any time on or after the day of exercise) x (Number of conversion shares)]. Such failure to deliver will be repayable in the Company's Common Stock.

10. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. All provisions herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder shall be deemed to exceed the maximum rate of interest allowed to be charged under applicable law (the "Maximum Rate"), regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if from any circumstance whatsoever, Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Company and Holder with respect to the indebtedness evidenced hereby.

11. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

12. The Company represents that it is not a "shell" issuer and has never been a "shell" issuer or that if it previously has been a "shell" issuer that at least 12 months have passed since the Company has reported Form 10 type information indicating it is no longer a "shell issuer.

13. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

14. Any dispute or claim arising to or in any way related to this Note or the rights and obligations of each of the parties hereto may be settled by binding arbitration pursuant. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this note.

15. This Note shall be governed by and construed in accordance with the laws of Florida applicable to contracts made and wholly to be performed within the State of Florida and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Florida. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

10

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized on the date referenced below.

ELITE DATA SERVICES, INC.

Date: May 24, 2016	By:	/s/ Charles Rimlinger
Charles Rimlinger
Chief Executive Officer

11

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Elite Data Services, Inc. ("Shares") according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: __________________________________________________________________

Applicable Conversion Price: ___________________________________________________________

Signature: __________________________________________________________________________

                                                       [Print Name of Holder and Title of Signer]

Address: ___________________________________________________________________________

  ___________________________________________________________________________

SSN or EIN: _________________________________________________________________________

Shares are to be registered in the following name: ____________________________________________

Name: ______________________________________________________________________________

Address: ____________________________________________________________________________

Tel: ________________________________________________________________________________

Fax: ________________________________________________________________________________

SSN or EIN: _________________________________________________________________________

Shares are to be sent or delivered to the following account:

Account Name: _______________________________________________________________________

Address: ____________________________________________________________________________

12